Exhibit 4.3

Pinterest, Inc.

PINTEREST, INC. 2009 STOCK PLAN

NOTICE OF STOCK OPTION GRANT

Pinterest, Inc. (the “Company”) pursuant to its PINTEREST, INC. 2009 STOCK PLAN (the “Plan”), hereby grants to Optionee listed below (“Optionee”), an option to purchase the number of shares of the Company’s COMMON stock set forth below, subject to the terms and conditions of this Notice of Stock Option Grant, the Plan, the Stock Option Agreement, and any ancillary documents, all of which are attached hereto and incorporated herein in their entirety. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Stock Option Grant and the Stock Option Agreement.

Name of Optionee: <first_name> <last_name>

Grant ID: <grant_ID>

Grant Date: <grant_date>

Total Number of Shares: <shares_awarded>

Exercise Price Per Share: <exercise_price>

Expiration Date: <expiration_date>

Vest Commencement Date: <vest_start_date>

Vesting Schedule: See vest schedule below.

Termination Period: You may exercise this Option for three (3) months after termination of your Continuous Service Status except as set out in Section 7 of the Stock Option Agreement (but in no event later than the Expiration Date). You are responsible for keeping track of these exercise periods following the termination of your Continuous Service Status for any reason. The Company will not provide further notice of such periods.

Additional Terms / Acknowledgements: This Option is intended to be an incentive stock option to the maximum extent permitted under Applicable Laws (note that Optionee must be an employee of the Company or any Parent or Subsidiary on the Grant Date for this Option to qualify as an incentive stock option).

By clicking “Accept” on the button below, Optionee hereby acknowledges receipt of this Notice of Stock Option Grant, the Plan, the Stock Option Agreement (and exhibits thereto including, if applicable and without limitation, any special terms and conditions for Optionee’s country included in the Addendum thereto), the Vesting Schedule, and any ancillary documents, and accepts this Option subject to all of the terms and provisions thereof. Optionee further represents that he or she has reviewed this Notice of this Stock Option Grant, the Plan, the Stock Option Agreement, the Vesting Schedule, and any ancillary documents, has had an opportunity to obtain the advice of counsel prior to accepting the Option, and fully understands and agrees to be bound by the terms and conditions thereof. Optionee acknowledges and agrees that the vesting of the shares pursuant to the Option is earned only by continuing consultancy or employment at the will of the Company (not through the act of being hired, being granted this Option or acquiring shares hereunder). Optionee further acknowledges and agrees that nothing in this Notice of Stock Option Grant, the Plan, the Stock Option Agreement, the Vesting Schedule, or any ancillary document shall confer upon Optionee any right with respect to continuation of employment or consultancy by the Company, nor shall it interfere in any way with Optionee’s right or the Company’s right to terminate Optionee’s employment or consultancy at any time, with or without cause and with or without prior notice.

By clicking “Decline” on the button below, Optionee declines to accept the Option grant, at which time the Option shall be cancelled in its entirety.

<Vesting_Schedule>

PINTEREST, INC.

2009 STOCK PLAN

STOCK OPTION AGREEMENT

1. Grant of Option. Pinterest, Inc., a Delaware corporation (the “Company”), hereby grants to the person (“Optionee”) named in the Notice of Stock Option Grant (the “Notice”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice, at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Pinterest, Inc. 2009 Stock Plan (the “Plan”) adopted by the Company, which is incorporated in this Stock Option Agreement (this “Agreement”) by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.

2. Designation of Option. This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent this Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option.

Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other incentive stock options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option, in accordance with Section 5(c) of the Plan.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 10 of the Plan as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share.

(ii) In the event of Optionee’s death, Disability or other termination of Continuous Service Status, the exercisability of this Option is governed by Section 7 below, subject to the limitations contained in this Section 3.

(iii) In no event may this Option be exercised after the Expiration Date set forth in the Notice.

(b) Method of Exercise.

(i) This Option shall be exercisable by execution and delivery of the Exercise Agreement attached hereto as Exhibit A or of any other form of written notice approved for such purpose by the Company which shall state Optionee’s election to exercise this Option, the number of Shares in respect of which this Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Company in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the aggregate Exercise Price for the purchased Shares.

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(ii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of this Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised until such time as the Plan has been approved by the holders of capital stock of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any Applicable Laws, including any applicable U.S. federal, state or foreign securities laws or any other law or regulation, including any rule under Part 221 of Title 12 of the U.S. Code of Federal Regulations as promulgated by the U.S. Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which this Option is exercised with respect to such Shares.

(iii) Subject to compliance with Applicable Laws, this Option shall be deemed to be exercised upon receipt by the Company of the appropriate written notice of exercise accompanied by the Exercise Price and, as applicable at the time of exercise, the satisfaction of any applicable Tax Related Items (as defined in Section 5 below).

4. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:

(a) cash or check;

(b) cancellation of indebtedness; or

(c) at the discretion of the Company on a case by case basis, by Cashless Exercise.

Optionee understands and agrees that any cross-border cash remittance made to exercise this Option (or transfer proceeds received upon the sale of Shares) may need to be made through a locally authorized financial institution or registered foreign exchange agency and may require Optionee to provide to such entity certain information regarding the transaction.

5. Responsibility for Taxes. Optionee acknowledges that, regardless of any action taken by the Company or, if different, Optionee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”) is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges and agrees that Optionee is solely responsible for filing all relevant documentation that may be required in relation to this Option or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to Applicable Law), such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of this Option, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends.

Optionee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result.

Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their tax and/or withholding obligations with regard to all Tax-Related Items by (i) withholding from Optionee’s wages or other compensation paid to Optionee by the Company or the Employer, (ii) withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization) without further consent or (iii) such other method as determined by the Company or the Employer to be in compliance with Applicable Laws.

Depending on the method of satisfying the tax and/or withholding obligations with regard to the Tax-Related Items, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable tax or withholding rates, including maximum applicable rates, in which case Optionee will receive a refund of any over-withheld or over-paid amount in cash and will have no entitlement to the Share equivalent.

Finally, Optionee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to pay, withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

6. Nature of Grant. In accepting this Option, Optionee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c) all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d) Optionee is voluntarily participating in the Plan;

(e) this Option and the Optioned Stock are not intended to replace any pension rights or compensation;

(f) this Option and the Optioned Stock, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the Shares is unknown, indeterminable, and cannot be predicted with certainty;

(h) if the Shares do not increase in value, this Option will have no value;

(i) if Optionee exercises this Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(j) no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of Optionee’s Continuous Service Status (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any), and in consideration of the grant of this Option to which Optionee is otherwise not entitled, Optionee irrevocably agrees never to institute any claim against the Company, its Parent, Subsidiaries or Affiliates (the “Company Group”), waives his or her ability, if any, to bring any such claim, and releases the Company Group from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k) for purposes of this Option, Optionee’s Continuous Service Status will be considered terminated as of the date Optionee is no longer actively providing services to the Company Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any) (the “Termination Date”), and unless otherwise determined by the Company, (i) Optionee’s right to vest in this Option under the Plan, if any, will terminate as of such date and will not be extended by any contractual notice period or any period of “garden leave” or similar notice period mandated under employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any; and (ii) the period (if any) during which Optionee may exercise this Option after such termination of Optionee’s Continuous Service Status will commence on the Termination Date and will not be extended by any contractual notice period or any period of “garden leave” or any similar notice period mandated under employment laws in the jurisdiction where Optionee is employed or terms of Optionee’s employment agreement, if any; the Company shall have the exclusive discretion to determine when Optionee is no longer actively providing services for purposes of this Option (including, subject to the terms of the Plan and Applicable Laws, whether Optionee may still be considered to be providing services while on a leave of absence);

(l) unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m) no entity in the Company Group shall be liable for any foreign exchange rate fluctuation between Optionee’s local currency and the United States Dollar or the selection by the Company or any Subsidiary or Affiliate in its sole discretion of an applicable foreign exchange rate that may affect the value of this Option (or the calculation of income or Tax-Related Items thereunder) or of any amounts due to Optionee pursuant to the exercise of this Option or the subsequent sale of the Shares.

7. Termination of Relationship. Subject to Section 6(k) above, following the Termination Date, Optionee may exercise this Option only as set forth in the Notice and this Section 7. If Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, this Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of this Option as set forth in the Notice.

(a) Termination. In the event of termination of Optionee’s Continuous Service Status other than as a result of Optionee’s Disability or death or for Cause, Optionee may, to the extent Optionee is vested in the Optioned Stock, exercise this Option during the Termination Period set forth in the Notice.

(b) Other Terminations. In connection with any termination other than a termination covered by Section 7(a), Optionee may exercise this Option only as described below:

(i) Termination upon Disability of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s Disability, Optionee may, but only within six (6) months following the Termination Date, exercise this Option to the extent Optionee is vested in the Optioned Stock.

(ii) Death of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s death, or in the event of Optionee’s death within thirty (30) days following Optionee’s Termination Date, this Option may be exercised at any time within twelve (12) months following the date of death (or, if earlier, the Termination Date) by Optionee’s estate or by a person who acquired the right to exercise this Option by bequest, inheritance or Applicable Laws, but only to the extent Optionee is vested in this Option.

(iii) Termination for Cause. In the event of termination of Optionee’s Continuous Service Status for Cause, this Option (including any vested portion thereof) shall immediately terminate in its entirety upon first notification to Optionee of such termination for Cause. If Optionee’s Continuous Service Status is suspended pending an investigation of whether Optionee’s Continuous Service Status will be terminated for Cause, all Optionee’s rights under this Option, including the right to exercise this Option, shall be suspended during the investigation period.

8. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

9. Lock-Up Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Optionee hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering; provided however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this Section 9 shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement.

10. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator regarding any questions relating to this Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail.

11. Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this Agreement and any other Option grant materials by and among the entities in the Company Group for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that the Company Group may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Optionee understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or the in future, which may be assisting the Company with the implementation, administration and management of the Plan. Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Optionee’s country. Optionee authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Optionee’s participation in the Plan. Further, Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If Optionee does not consent, or if Optionee later seeks to revoke his or her consent, his or her Continuous Service Status will not be adversely affected; the only adverse consequence of refusing or withdrawing Optionee’s consent is that the Company would not be able to grant Optionee Options or other equity awards or administer or maintain such awards. Therefore, Optionee understands that refusing or withdrawing his or her consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

12. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the Optioned Stock. Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this Option, the Optioned Stock, your current or future participation in the Plan, securities of the Company or any of its Subsidiaries or Affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other Applicable Laws or the Company’s Certificate of Incorporation or Bylaws. By accepting this Option, whether electronically or otherwise, Optionee hereby consents to receive such documents and notices by such electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

14. Miscellaneous.

(a) Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the courts of the city and county of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

(b) Addendum. Notwithstanding any provisions in this Agreement, this Option grant shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Optionee’s country. Moreover, if Optionee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.

(c) Entire Agreement; Enforcement of Rights. This Agreement, together with the Addendum, the Notice and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. Except as contemplated under the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(d) Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(e) Language. If Optionee has received this Agreement, or any other document related to this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(f) Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on this Option and on any Optioned Stock, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Optionee also acknowledges that the Applicable Laws of the country in which Optionee is residing or working at the time of grant, vesting and exercise of the Option or the sale of Shares received pursuant to the Option (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Optionee to additional procedural or regulatory requirements that Optionee is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Addendum.

(g) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail, with postage or shipping charges prepaid and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(h) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Optionee under this Agreement may not be assigned without the prior written consent of the Company.

ADDENDUM

FOR NON-U.S. OPTIONEES

SPECIAL TERMS AND CONDITIONS TO

PINTEREST, INC.

2009 STOCK PLAN

STOCK OPTION AGREEMENT

Terms and Conditions

This Addendum includes special terms and conditions that govern this Option if Optionee resides and/or works in one of the countries listed below. If Optionee is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Optionee is currently residing and/or working, or if Optionee transfers to another country after receiving the grant of this Option, the Company shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to Optionee.

Notifications

This Addendum also includes information regarding securities, exchange control, tax and certain other issues of which Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of January 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Optionee not rely on the information contained herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time Optionee exercises this Option or at the time Optionee sells any Shares issued upon exercise of this Option. In addition, the information is general in nature and may not apply to Optionee’s particular situation, and the Company is not in a position to assure Optionee of any particular result; therefore, Optionee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to Optionee’s individual situation.

If Optionee is a citizen or resident (or is considered as such for local tax purposes) of a country other than the country in which Optionee is currently residing and/or working, or if Optionee transfers to another country after the grant of this Option, the notifications contained herein may not be applicable to him or her.

Capitalized terms, unless explicitly defined in this Addendum, shall have the meanings given to them in the Agreement or in the Plan.

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Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Option Agreement (of which this Addendum is a part), the Plan, and any other communications or materials that Optionee may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in Optionee’s jurisdiction.

EUROPEAN UNION

Data Privacy

The following supplements Section 11 of the Option Agreement: Optionee understands that Personal Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan. Optionee understands that he or she may, at any time, view his or her Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data without cost, request a list of the names and addresses of any potential recipients of the Data, or refuse or withdraw the consents herein or by contacting in writing Optionee’s local human resources representative.

BRAZIL

Exchange Control Information

If Optionee is a resident of Brazil, Optionee will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil (“BACEN”) if the aggregate value of such assets and rights is equal to or greater than US $100,000. The reporting should be completed at the beginning of each year and is solely Optionee’s responsibility.

FRANCE

Foreign Ownership Reporting

Residents of France with foreign account balances in excess of EUR 1 million or its equivalent must report monthly to the Bank of France.

Consent to Receive Information in English

By accepting the Options, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly. En acceptant ces options, vous confirmez avoir lu et compris les termes du Plan et ce Contrat, qui comprennent tous leurs termes et conditions et qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

IRELAND

Notifications

Director Reporting Information

If Optionee is a director, shadow director1 or secretary of the Company or an Irish Parent, Subsidiary or Affiliate, Optionee must notify the Company or the Irish Parent, Subsidiary or Affiliate, as applicable, in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., an option, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

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A shadow director is an individual who is not on the board of directors of the Company or an Irish Parent, Subsidiary or Affiliate but who has sufficient control so that the board of directors of the Company or Irish Parent, Subsidiary or Affiliate, as applicable, acts in accordance with the directions and instructions of the individual.

JAPAN

Notifications

Exchange Control Information

If Optionee acquires Shares valued at more than ¥100,000,000 in a single transaction, Optionee must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the acquisition. In addition, if Optionee pays more than ¥30,000,000 in a single transaction for the purchase of shares, Optionee must file a Payment Report with the MOF through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary on whether the payment is made through a bank in Japan. A Payment Report is required independently of a Securities Acquisition Report. Consequently, if the total amount Optionee pays on a one-time basis to exercise this Option exceeds ¥100,000,0000, Optionee must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset Reporting Information

Optionee will be required to report details of any assets held outside of Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. Optionee should consult with his or her personal tax advisor as to whether the reporting obligation applies to him or her and whether Optionee will be required to report details of his or her outstanding Options, as well as Shares, in the report.

SPAIN

Exchange Control Information and Foreign Share Ownership Reporting

If Optionee is a Spanish resident, Optionee’s acquisition, purchase, or sale of foreign-listed stock may be subject to ongoing annual reporting obligations with the General Directorate of International Economy and Foreign Transactions. If shares are kept abroad, Optionee will need to submit a statistical report on an official Form D6 each January in relation to the preceding year. Additionally, a Form D8 must be submitted to the aforementioned authorities in certain circumstances. Furthermore, under a new requirement, a separate reporting to the tax authorities will be required in respect of the holding of foreign shares valued at least EUR 50,000. Optionee should discuss this with Optionee’s personal tax advisor.

U.K.

Terms and Conditions

Tax Withholding Obligations

The following provision supplements Section 5 of the Agreement:

Optionee agrees that if Optionee does not pay or the Employer or the Company does not withhold from Optionee the full amount of income tax that Optionee owes in connection with the exercise of this Option and/or the acquisition of Shares pursuant to the exercise of this Option, or the release or assignment of this Option for consideration, or the receipt of any other benefit in connection with this Option (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by Optionee to the Employer, effective on the Due Date. Optionee agrees that the loan will bear interest at the then-current official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by Optionee, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 5 of the Agreement. Optionee also authorizes the Company to withhold the transfer of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Optionee is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Optionee is an officer or executive director and income tax is not collected from or paid by Optionee by the Due Date, the amount of any uncollected income tax may constitute a benefit to Optionee on which additional income tax and National Insurance contributions may be payable. Optionee acknowledges that Optionee will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee National Insurance contributions due on this additional benefit which the Company and/or the Employer may recover from Optionee at any time thereafter by any of the means referred to in Section 5 of the Agreement.

Section 431 Election

Optionee agrees that he or she is required, as a condition of the exercise of this Option, to enter into a joint election with the Company or the Employer pursuant to Section 431 of the Income Tax (Earnings and Pensions) Act 2003 (or such other election as the Company may direct for the same purpose) electing that the market value of the Optioned Stock be calculated as if they were not “restricted securities.” Optionee must enter into the form of election attached to this Addendum, concurrent with the execution of the Agreement or at such subsequent time as may be designated by the Company.

Joint Election for Transfer of Liability for Employer National Insurance Contributions

Optionee agrees to accept any liability for secondary Class 1 National Insurance contributions (“Employer NICs”) which may be payable by the Company or the Employer with respect to the purchase of Shares pursuant to the exercise of this Option or other Taxable Event in connection with this Option, and it is a condition of the exercise of this Option that this agreement to bear the Employer NICs is in force on the date of exercise. Without limitation to the above, Optionee agrees to execute a joint election with the Company and/or the Employer (the “Election”), the form of such Election being formally approved by HMRC, and attached to this Addendum and any other consent or elections required to accomplish the transfer of the Employer NICs to Optionee. Optionee further agrees to execute such other joint elections as may be required between Optionee and any successor to the Company and/or the Employer. Optionee agrees to enter into an Election prior to the exercise of any Options. Optionee further agrees that the Company and/or the Employer may collect the Employer NICs from Optionee at any time after they arise by any of the means set forth in Section 5 of the Agreement. If Optionee does not enter into the Election prior to the exercise of this Option, Optionee will forfeit this Option and any Shares that have been issued will be returned to the Company at no cost to the Company, without any liability to the Company and/or the Employer.

FOR U.K. OPTIONEES

PINTEREST, INC.

2009 STOCK PLAN

STOCK OPTION AGREEMENT

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.

                 (the “Employee”), who is employed by a UK company listed in the attached Schedule (the “Employer”) and who is eligible to receive stock options (“Awards”) pursuant to the 2009 Stock Plan (the “Plan”), and

B.	Pinterest, Inc., with its registered office at ############### (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all Awards granted to the Employee under the Plan up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the Awards:

(i)	the acquisition of securities pursuant to stock options (within section 477(3)(a) of ITEPA);

(ii)	the assignment (if applicable) or release of the stock options in return for consideration (within section 477(3)(b) of ITEPA);

(iii)	the receipt of a benefit in connection with the stock options, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(iv)	post-acquisition charges relating to the restricted stock and/or shares acquired pursuant to the stock options (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the restricted stock and/or shares acquired pursuant to the stock options (within section 439 of ITEPA).

(b) “ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c) “SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3

This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.	The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or

(iv)	by any other means specified in the applicable award agreement.

3.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities related to the Awards to the Employee until full payment of the Employer’s Liability is received.

3.3

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	Duration of Election

4.1

The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue & Customs withdraws approval of this Election; or

(iv)

after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.3	This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

[Signature page follows]

Acceptance by the Employee

The Employee acknowledges that, by signing this Election, the Employee agrees to be bound by the terms of this Election.

Signature

Date

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on behalf of the Company

Position

Date

Schedule of Employer Companies

The employing company to which this Election relates is:

Name	Pinterest UK Ltd
Registered Office:	##############

Company Registration Number:	##########

Corporation Tax District:	##########

Corporation Tax Reference:	##########

PAYE Reference:	##########

Joint Election under s431 ITEPA 2003 for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pensions) Act 2003

One Part Election

Between

the Employee
whose National Insurance Number is
and
the Company (who is the Employee’s employer) of Company Registration Number	Pinterest UK Ltd ##########

Purpose of Election

This joint election is made pursuant to section 431(1) or 431(2) Income Tax (Earnings and Pensions) Act 2003 (ITEPA) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.

The effect of an election under section 431(1) is that, for the relevant Income Tax and NIC purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. An election under section 431(2) will ignore one or more of the restrictions in computing the charge on acquisition. Additional Income Tax will be payable (with PAYE and NIC where the securities are Readily Convertible Assets).

Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election. Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

Application

This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:

Number of securities Description of securities Name of issuer of securities acquired by the Employee on	Shares of Pinterest, Inc. Common Stock Pinterest, Inc.

Extent of Application

This election disapplies all restrictions attaching to the securities, pursuant to S.431(1) ITEPA.

Declaration

This election will become irrevocable upon the later of its signing or the acquisition (and each subsequent acquisition) of employment-related securities to which this election applies.

In signing this joint election, we agree to be bound by its terms as stated above.

Signature (Employee)	/ / Date

Signature (for and on behalf of the Company)	/ / Date

Position in company

Note: Where the election is in respect of multiple acquisitions, prior to the date of any subsequent acquisition of a security it may be revoked by agreement between the employee and employer in respect of that and any later acquisition.

EXHIBIT A

PINTEREST, INC.

2009 STOCK PLAN

EXERCISE AGREEMENT

This Exercise Agreement (this “Agreement”) is made as of                 , by and between Pinterest, Inc., a Delaware corporation (the “Company”), and                  (“Purchaser”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Company’s 2009 Stock Plan (the “Plan”).

1. Exercise of Option. Subject to the terms and conditions hereof, Purchaser hereby elects to exercise his or her option to purchase                  shares of the Common Stock (the “Shares”) of the Company under and pursuant to the Plan and the Stock Option Agreement (including, if applicable, any special terms and conditions for Purchaser’s country included in the Addendum thereto) granted                  (the Stock Option Agreement and Addendum are, together, referred to herein as the “Option Agreement”). The purchase price for the Shares shall be $                 per Share for a total purchase price of $                . The term “Shares” refers to the purchased Shares and all securities received as stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser’s ownership of the Shares.

2. Time and Place of Exercise. The purchase and sale of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution and delivery of this Agreement, the payment of the aggregate exercise price by any method listed in Section 4 of the Option Agreement, and the satisfaction of any applicable tax withholding obligations, all in accordance with the provisions of Section 5 of the Option Agreement. The Company shall issue the Shares to Purchaser by entering such Shares in Purchaser’s name as of such date in the books and records of the Company or, if applicable, a duly authorized transfer agent of the Company, against payment of the exercise price therefor by Purchaser. If applicable, the Company will deliver to Purchaser a certificate representing the Shares as soon as practicable following such date.

3. Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, encumber or dispose of any interest in the Shares except in compliance with the provisions below and applicable securities laws.

(a) Prohibitions on Transfer. Without limitation of any other restriction on transfer set forth in this Agreement or the Plan, Purchaser shall be bound by each of the following restrictions:

(i) Purchaser shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of (“Transfer”) any of the Shares without the prior written consent of the Company (the “Transfer Restriction”). The Transfer Restriction shall not apply to the following transactions (each, a “Permitted Transfer”):

1

(A) the Transfer by Purchaser of any or all of the Shares to the Company; or

(B) the Transfer of any or all of the Shares in accordance with Section 3(b)(v).

In the case of any Permitted Transfer, the transferee or other recipient shall receive and hold the Shares subject to the provisions of this Section 3, and there shall be no further Transfer of such Shares except in accordance with this Section 3.

(ii) Purchaser shall comply with the Company’s Insider Trading Policy as may be adopted or amended from time to time by the Board (the “Insider Trading Policy”). To the extent Purchaser is not an employee of the Company, Purchaser shall comply with the Company’s Insider Trading Policy in the same manner as if Purchaser were deemed an employee of the Company as defined in the Insider Trading Policy. Purchaser shall not Transfer any Common Stock at any time other than during trading windows as proscribed by the Company from time to time in accordance with the Insider Trading Policy.

(b) Right of First Refusal. Subject to Section 3(a), before any Shares held by Purchaser or any transferee of Purchaser (either being sometimes referred to herein as the “Holder”) may be sold or otherwise Transferred (including Transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 3(b) (the “Right of First Refusal”).

(i) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise Transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be Transferred to each Proposed Transferee; and (iv) the terms and conditions of each proposed sale or Transfer. The Holder shall offer the Shares at the same price (the “Purchase Price”) and upon the same terms (or terms as similar as reasonably possible) to the Company or its assignee(s).

(ii) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be Transferred to any one or more of the Proposed Transferees, at the Purchase Price. If the Purchase Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board in good faith.

(iii) Payment. Payment of the Purchase Price shall be made, at the election of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness, or by any combination thereof within sixty (60) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(iv) Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be Transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 3(b), then the Holder may sell or otherwise Transfer such Shares to that Proposed Transferee at the Purchase Price or at a higher price, provided that such sale or other Transfer is consummated within one hundred twenty (120) days after the date of the Notice and provided further that any such sale or other Transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 3 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not Transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Company, written consent shall again be obtained under Section 3(a) if applicable, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise Transferred.

(v) Exception for Certain Family Transfers. Anything to the contrary contained in this Section 3(b) notwithstanding, and provided that such Transfer complies with applicable securities laws, the Transfer of any or all of the Shares during Purchaser’s lifetime or on Purchaser’s death by will or intestacy to Purchaser’s Immediate Family or a trust for the benefit of Purchaser’s Immediate Family shall be exempt from the provisions of this Section 3(b). “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so Transferred subject to the provisions of this Section 3, and there shall be no further Transfer of such Shares except in accordance with the terms of this Section 3.

(c) Company’s Right to Purchase upon Involuntary Transfer. In the event of any Transfer by operation of law or other involuntary Transfer (including death or divorce, but excluding a Transfer to Immediate Family as set forth in Section 3(b)(v) above) of all or a portion of the Shares by the record holder thereof, the Company shall have an option to purchase all of the Shares Transferred at the greater of the purchase price paid by Purchaser pursuant to this Agreement or the Fair Market Value of the Shares on the date of Transfer (as determined by the Board). Upon such a Transfer, the person acquiring the Shares shall promptly notify the Secretary of the Company of such Transfer. The right to purchase such Shares shall be provided to the Company for a period of thirty (30) days following receipt by the Company of written notice by the person acquiring the Shares.

(d) Assignment. The right of the Company to purchase any part of the Shares may be assigned in whole or in part to any holder or holders of capital stock of the Company or other persons or organizations.

(e) Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement. Any sale or Transfer of the Company’s Shares shall be void unless the provisions of this Agreement are satisfied.

(f) Termination of Rights. The prohibitions on Transfer set forth in Section 3(a) above, the right of first refusal granted the Company by Section 3(b) above, and the option to repurchase the Shares in the event of an involuntary Transfer granted the Company by Section 3(c) above shall terminate upon the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Upon termination of the right of first refusal described in Section 3(b) above the Company will remove any stop-transfer notices referred to in Section 5(b) below and related to the restrictions in this Section 3 and, if certificates are issued, a new certificate or certificates representing the Shares not repurchased shall be issued, on request, without the legend referred to in Section 5(a)(ii) below and delivered to Purchaser.

4. Investment and Taxation Representations. In connection with the purchase of the Shares, Purchaser represents to the Company the following:

(a) Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is purchasing these securities for investment for his or her own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Purchaser does not have any present intention to Transfer the Shares to any person or entity.

(b) Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(c) Purchaser further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the securities. Purchaser understands that the certificate(s) evidencing the securities will be imprinted with a legend which prohibits the Transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

(d) Purchaser is familiar with the provisions of Rules 144 and 701, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Purchaser understands that the Company provides no assurances as to whether he or she will be able to resell any or all of the Shares pursuant to Rule 144 or Rule 701, which rules require, among other things, that the Company be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, that resales of securities take place only after the holder of the Shares has held the Shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this paragraph (d), Purchaser acknowledges and agrees to the restrictions set forth in paragraph (e) below.

(e) Purchaser further understands that in the event all of the applicable requirements of Rule 144 or 701 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the U.S. Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 or 70l will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f) Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

5. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. The certificate or certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

(i)

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(ii)

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b) Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise Transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so Transferred.

6. No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Purchaser’s employment or consulting relationship, for any reason, with or without cause.

7. Lock-Up Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Purchaser agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering; provided however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this subsection (a) shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement.

8. Miscellaneous.

(a) Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the city and county of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

(b) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail, with postage or shipping charges prepaid and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

(g) California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

[Signature Page Follows]

The parties have executed this Exercise Agreement as of the date first set forth above.

THE COMPANY:

PINTEREST, INC.

By:
(signature)

Name:
Title:

OPTIONEE:

«OPTIONEE»

(signature)

Address:

Phone:
Fax:
email:

For U.S. Optionees

I,                 , spouse of «Optionee», have read and hereby approve the foregoing Agreement. In consideration of the Company’s granting my spouse the right to purchase the Shares as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or other such interest shall hereby be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Spouse of «Optionee» (if applicable)